EXHIBIT 5.01

        [Kummer Kaempfer Bonner & Renshaw LETTERHEAD]

June 3, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:	Monarch Casino & Resort, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Monarch Casino & Resort, Inc., a Nevada corporation (the "Company"), in connection with the public offering of up to 2,300,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), by the selling stockholders, of which 300,000 shares of Common Stock will be subject to an over-allotment option granted to the Underwriters (as defined below) by the Company (the "Shares"). The Shares will be sold pursuant to the referenced Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission. Pursuant to an underwriting agreement substantially in the form filed as an exhibit to the Registration Statement executed and delivered by the Company, the selling stockholders and the Underwriters (the "Underwriting Agreement"), the selling stockholders propose to sell the Shares to Hibernia Southcoast Capital, Inc. and The Seidler Companies Incorporated (the "Underwriters").

        In rendering this opinion set forth below, we have reviewed (a) the Registration Statement, (b) the Underwriting Agreement, (c) the respective constituent documents of the Company as amended to date, (d) certain records of the corporate proceedings of the Company, (e) certificates of public officials, and (f) such records, documents, statutes and decisions as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. As to various questions of fact material to such opinions, we have relied upon resolutions of the Board of Directors.

        Our opinion set forth below is limited to the laws of the State of Nevada. We have assumed for purposes of this opinion that the Underwriting Agreement was duly authorized, executed and delivered by the Underwriters, that the Underwriting Agreement is a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.

        On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares have been validly issued, fully paid and are nonassessable.

        We hereby consent to the use of this opinion as Exhibit 5.01 to the Registration Statement and further consent to the reference to us under the caption "Legal matters" in the prospectus included in the Registration Statement. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                      Sincerely,

                      /s/ Kummer Kaempfer Bonner & Renshaw

                      KUMMER KAEMPFER BONNER & RENSHAW